Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call Event Date/Time: Nov. 10. 2005 / 10:00AM ET Event Duration: N/A

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FINAL TRANSCRIPT

Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

CORPORATE PARTICIPANTS

Claire Koeneman

Financial Relations Board - Investor Relations

Laurence Geller

Strategic Hotel Capital - Chief Executive Officer and President

Jim Mead

Strategic Hotel Capital, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Bill Crow

Raymond James - Analyst

Jeff Donnelly

Wachovia Securities - Analyst

Will Marks

JMP Securities - Analyst

PRESENTATION

Operator

Good day and welcome to the Strategic Hotel Capital, third quarter earnings conference call. (Operator Instructions). I would now like to turn the conference over to Claire Koeneman of the financial relations board. Please go ahead.

Claire Koeneman - Financial Relations Board - Investor Relations

Thanks and welcome everyone to Strategic Hotel and Resorts third quarter 2005 conference call. The press release and supplemental financials were distributed last night. If anyone online has not received a copy of these documents they're available on the company's Web site at www.strategichotels.com in the investor relations section. Additionally, we're hosting a live Web cast of today's call, which you can access in that same section. Following this live call an audio Web cast will be available for one month.

Before we get under way I'd like to quickly state that this conference call will contain forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the company operates as well as management's beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors please refer to the forward-looking statement notice in the company's SEC filings.

In the release and supplemental data, the company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with regulation G requirements.

Having gone over all of that I'd like to welcome management. With us today is Laurence Geller, Chief Executive Officer and President, and Jim Mead, Chief Financial Officer. So without further ado I'll turn the call over to Laurence for his opening comments.

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

Thank you Claire. Welcome everybody. Thank you for taking the time this morning to listen to our third quarter report. Yesterday we reported earnings that exceeded the upper range of our guidance range for EBITDA, FFO and FFO per share. Overall revenue and margin improvements were very strong and reassured us that our operating, value enhancement portfolio strategies are well targeted and being successfully implemented.

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FINAL TRANSCRIPT

Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

Our third quarter FFO was at $0.28 per fully converted share, a full $0.07 above the high end of our range compared with $0.17 per fully converted share a year ago. Adjusted EBITDA was $26.3 million, again exceeding the high end of guidance and a 91% increase from the same period a year ago.

The improved performance showed once again, in both group and transient demand and we are seeing exceptional rate driven increases in corresponding increases in food and beverage, retail and other sources of revenue that comprise 44% of our total revenues.

Because of this large component of non-rooms revenue, our most important measure of top line performance is total RevPar, which is a measure that includes all revenue sources, including rooms, food and beverage, meeting space, and assorted other revenues. Total rev par for the North American portfolio increased 14% this quarter over last year and rev par grew 14.6% over last year.

Our same store total rev par grew 12.4% this quarter and our rev par grew 12.6%. In addition, because approximately 3/4 of our rev par growth was rate driven we achieved a 350 basis point improvement in our property EBITDA margins from 16.6% in the third quarter of 2004 to 20.1% in the third quarter of this year.

Although we've had strong overall demand for rooms, the room rate improvements came, to a large degree, from our hotel's ability to move transient rates, given that their properties have both strong transient demand and group demand at about the same level as last year. In a few minutes Jim will take you through the components of these results.

Looking forward, we continue to see strong signs pointing towards sustained growth and demand. Increases in occupancies in most of our major markets are giving us pricing power across all segments of our markets. And our properties are using appropriate revenue and yield management techniques and tools to take full advantage of this trend.

We're pleased to note that our hotels are seeing their increased leverage drive higher corporate negotiated rates that comprise about 1/3 of our transient bookings and 20% of our total bookings. These increases are ranging from between 5 to 7% and I should point out that these rates are often the most difficult to significantly increase given that corporate bookings tend to be the most consistent business that fills our hotel during the lowest occupancy periods and generally strenuously negotiated at the corporate level. However, maximizing corporate rates is an important ingredient of our strategy to drive compression at our hotels, thus enabling the other segments of our business to be increased at higher percentage rates. We view this corporate rate activity as a very good indicator of a rising floor on room rates.

Additionally our rates on group bookings six to eight months out are rising in the 8% to 10% range. Importantly, our forward pace of definite group bookings assuring healthy increases with 2006 already up 13% over last year at this time.

I'd like to give you an update now on the recent tragedy in New Orleans and the impact to us at our hotel. First of all, let me say that our hearts go out to all of those that were and continue to be affected by Hurricane Katrina. Because our 1,184 room Hyatt Regency hotel was a visible landmark event, and with the mayor's office, Entergy, the office of emergency procedures, FEMA and the National Guard calling our hotel their home during the initial period of disaster, we were quickly catapulted onto the front lines and we continue to be a leading force in the planning, recovery and rebuilding of our distinct area of New Orleans. Fortunately there were no casualties among the 3,800 souls that sought refuge with us during that terrible week.

On a personal note, I'm pleased, grateful and gratified that our crisis management plans were so very effective during that terribly difficult period. We've been working closely with our representatives at the federal, state and local levels to coordinate an action plan for the upgrading and redevelopment of our area -- that's the area around our hotel known as the Hyatt Superdome District.

Tom Mayne, the most recent winner of the Pritzker Prize, which is the equivalent of the Nobel Prize for architecture, has agreed to take the leadership role in our effort to plan the rebuilding of our hotel and other amenities which need to be integrated into our immediate district.

One thing is certain. We at Strategic cannot and will not sit on the sidelines while planning occurs for the rebuilding of our area and the city's tourism business. We are taking and will continue to assume a leadership role in these efforts as we continuously strive to best protect and maximize the value of all of our interests. In the meantime our hotel is out of service. We're in the process of completing our damage assessment program and commencing the process for planning its extensive rebuilding and remodeling work. There was damage to a large majority of the bedrooms as well as to many of the common areas and at this time we believe that a major renovation of the hotel will be necessary before it reopens and we don't anticipate a reopening of the hotel before 2007.

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

We've been working closely with our insurers on our claims and are pleased to report our belief that we are adequately covered for the costs of both rebuilding the property and lost profits. Jim will take you through the details of our coverage and the impact to our future earnings in a moment.

As you're well aware, the city faces numerous obstacles to its recovery and rebuilding. Nevertheless, I remain very optimistic about its future and our prospects for this hotel. We will of course keep you updated as we have more information on our plans for this property and as we continue to make consistent progress towards finalizing our claims for insurance.

I'd like to turn now to our acquisitions. We recently announced that we've entered into an agreement to purchase a 45% managing partnership interest in southern California's Hotel Del Coronado. As most of you know this is a unique landmark hotel and is on 28 fee simple acres of land on the beach in San Diego. It's comprised of a 688-room hotel with an under-construction spa and beach club and an under-construction project comprising of 35 villas and cottages which will turn into a 78-room condo hotel development on the beach just north of our hotel.

Additionally, there is an entitled 144-room hotel development just south of the main hotel, which is not yet under construction. Given the scale of this property, we've already begun to examine a number and variety of expansion opportunities including, but not limited, to retail, entertainment areas, ballrooms and incremental meeting space. Our partners in this acquisition are the investment firm KKR and the management company for the hotel is KSL resorts. We're proud to be affiliated with both firms.

Our rationale for this purchase is really quite simple. On an aggregate valuation price - basis, the purchase price for the hotel, the in-process development and the future entitles and other development opportunities is $745 million. Next year we expect the hotel alone to generate between $52 and $54 million of EBITDA. The under construction villas and cottages which have 78 bedrooms, which will go into condo/hotel development will likely generate profits, net of all costs, between $40 and $50 million and should provide incremental and sustainable EBITDA to the core hotel on the order of $5 to $10 million annually beginning towards the end of 2006.

A simple valuation of these cash flows supports the purchase price and the other opportunities, sales of spa and beach club memberships, the south beach 144-room development, expansion of retail, meeting, ballroom space and possible entertainment complexes are all effectively upside. We're all here, very very enthusiastic about the extent of the latent potential for sustainable earnings that we can derive from these untapped opportunities and we all look forward to aggressively executing against each and every one of them.

From our corporate perspective, we're investing $70 million into a self-sufficient, fully non-recourse, finance entity that will be off balance sheet. In return we will receive a 45% interest in all the cash flow and profits, plus senior returns in the form of a long-term non-terminal asset management development and other fee-driven agreements. The entity will have approximately $610 million in non-recourse CMBS financing at a very favorable rate, with an unused capacity and a $20 million line of credit to fund working capital needs. It's also intended that the north beach development will be financed separately with a construction loan.

We believe the opportunities to utilize the full panoply of our value added asset management skills exist throughout many areas in this project and believe as a result that incremental profitability will be derived for us all.

So we're approaching this business in a consistent manner with our private equity partners with the full use of leverage and the expectation of a private equity-type return plus the benefits of sustainable incremental yields derived from our fee schedules.

We also closed on the acquisition of the Fairmont Chicago Hotel at the beginning of September for a purchase price, including fees and closing costs, of $158 million. These two acquisitions will bring our total gross acquisition value of high end, premium properties, since going public in June 2004, to over $1.3 billion, against a plan at the time of last June's IPO of acquiring $200 million in assets by the end of 2005.

We are also continuing the process of trimming our portfolio of assets that no longer have the growth opportunity that we want, that need defensive capital expenditures or don't provide us with the ability to generate additional returns for our asset management expertise. As such, we entered into contracts to sell our Marriott Schaumburg and our Embassy Suites Lake Buena Vista properties during the quarter and closed the sales just recently. Those, two sales generated $79.9 million in proceeds and - that we used to repay debt and to provide capacity for incremental investments in higher growth assets.

I'd like to update you on the implementation of our ongoing value enhancement strategies in Chicago last week. We announced our plans for both our Fairmont Chicago and our InterContinental Hotel in Chicago. Let me start off by characterizing both plans as seeking to maximize value potential while employing an appropriate level of caution in a relatively risk averse execution strategy.

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

The plan for our Fairmont Hotel includes taking advantage of its great location, which is adjacent to Chicago's Millennium Park and to the 10.5 million square foot commercial development known as Lakeshore East. Our plans include general thematic improvements to tie the hotel more closely with the park, which by the way, is targeted to have in excess of 35 million visitors annually and include the conversion of unused space in the hotel into an approximately 10,000 square foot high end spa and fitness center, the addition of Fairmont gold rooms and lounge, which has proved so successful in other Fairmont properties, and an immediate soft goods renovation.

We believe that the incremental return on the Fairmont gold rooms and on the spa will be substantial. And with the inclusion of the other immediate improvements we are undertaking, we will provide a meaningful lift in rates for the hotel with the intended margin expansion and result in profitability increase.

We're testing another opportunity which we hope will prove fruitful. Our market research has indicated that despite the growing supply of for sale condominiums in the Chicago market, there may be a separate demand for fractional ownership and for condo/hotel ownership within the context of the full service, branded luxury hotel format. As such, we've decided that a relatively risk less trial is merited and have constructed two model units. One for the condo/hotel room, which will also be used as the base model for the gold club rooms and the other for a two-bedroomed apartment, which we will use for fractional purchase.

Our total investment for these two model units is approximately $600,000. Obviously, if we roll it out, the investment will be proportionately less on a per-room and per-unit basis. By year-end, we anticipate being in the market and proactively testing consumer demand for both of these projects and hopefully taking deposits. If the program is successful, we would consider eventually converting up to eight floors or 156 rooms of the hotel for sale product, which will be divided equally between the two project types. If it's not successful, the downside is we have a terrific two-bedroom suite to rent as part of the hotel industry with a fractional unit and the condo hotel unit will simply become part of the Gold Club expansion.

We also announced last week that we filed plans for the city of Chicago for the redevelopment of our InterContinental Chicago Hotel, which, as you know, sits on an acre of land on Michigan Avenue. Our research-driven plan is bold, but disciplined, and is designed to be very protective of our downside. Our filing contemplates the replacement of the 477-room North Tower with a 71-story mixed use residential, hotel, retail and parking tower in one of the very best locations in the city - North Michigan Avenue.

Let me give you a snapshot from 30,000 feet and then I'll give you some of the caveats. We believe there's a real opportunity to take advantage of a large and strong potential residential premium on Michigan Avenue condominiums, particularly on the higher floors, which will have unobstructed lake and city views. We'd use some of this premium to subsidize our continued ownership of 150 new state-of-the-art, luxury hotel suites, an amenity floor, spa space and retail on the lower floors. We'd additionally upgrade the 330-room historic tower.

As a result of this development, we'll end up with 480 rooms and suites that would compete very effectively in the luxury segment of the Chicago market, have nearly 28,000 square feet of spa and fitness, plus amenity space and over 11,000 square feet of retail space on Michigan Avenue in addition to the existing 40,000 square feet of meeting space.

By the way, a byproduct of this redevelopment would be an almost 10% shrinkage in the Fairmont's competitive market set by shrinking the number of rooms at the InterContinental and moving the remaining InterContinental rooms and new rooms up into the luxury set with the resulting rate increase for them and a cap rate decrease. I need to point out that the economics for this project hinge on a number of assumptions and we're working through the process to determine if all of our criteria will be met.

Let me give you a few benchmarks of things that could make this unique mix-use development project viable for our company to consider going forward. First, we're not high-rise developers and we're not in the business of taking large residential for sale risk. Our plan requires the involvement of a residential builder with an established track record and strong credit to whom we would lay off as much of the construction risk and financing risk as possible. In addition to their paying us for the air rights component of the project, any plan would involve committed financing sources to fund completion well in advance of start of construction.

Finally, we need to see a substantial and sustainable improvement in our current earnings and in our overall returns. From an IRR basis, we would need to see a risk-justified increment to the return over simply holding and improving the existing hotel that would merit the investment of our human and our financial capital. If we're unable to put all these pieces together, then we've made a minimal investment and achieved zoning for added square footage of prime Michigan Avenue space that we could use later or potentially sell with the hotel in the future. Under all circumstances, these entitlements will add substantial value to our property.

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

Let me be very clear. Our goals for undertaking this project are to make money, create substantial incremental residential real estate value and generate long-term and sustainable earnings growth. I'd like to briefly touch on some of the other major activities we've discussed on previous conference calls by way of an update. Two weeks ago, Gourmet Magazine sponsored a food and wine weekend to formally launch our fire and wine concepts of the Ritz-Carlton Half Moon Bay. This substantially completes the first phase of our master plan for the hotel.

Our strategy for the hotel appears to be working at all levels and the property has been able to drive increased demands through its repositioning efforts. Just to give you one measure of our success so far, group bookings for next year are already up 35%. As for our InterContinental Hotel in Miami, we're continuing the process of planning the addition of ballroom and leisure space overlooking Biscayne Bay on the 2.5 acre parking deck on top of the hotel's fifth floor. Once again, our planned reorientation of this hotel towards greater group business since our acquisition has been tremendously successful and group bookings are up 50% so far for 2006.

The five new oceanfront suites, infinity pool, champagne and sushi bar are scheduled to open in mid-December at our Four Seasons Punta Mita property. Bookings for these suites are meeting our revenue projections and we are already underway with the planning for the future development of 24 more rooms, five more suites and a restaurant opening at the end of next year. Our entitlement process continues on schedule for our developable land parcel in Santa Monica and are on schedule for residential and other usage on the Rancho Las Palmas project.

Finally, we began to discuss alternative land usage for our five-plus acre parking lot in Burbank, adjacent to our Hilton Hotel. And we believe that the market conditions indicate that the land is an attractive site for additional office development and we are starting conversations with selected developers to take advantage of this opportunity. We've had a busy period for acquisitions during this year and have succeeded in acquiring properties that have been both accretive from an earnings standpoint, have sustainable growth opportunities and are accretive from a value creation standpoint.

We continue to search out and endeavor to find assets with the criteria we've spoken to you in previous calls about. These are high-end hotels in strong, multi-segmented markets, great real estate with the opportunities and downside protection that great real estate provides, opportunities to prove management in a way that our hotel managers cannot do without collaborative and continuous oversight and tried and tested internal asset management systems. And those properties that have value-added opportunities through re-marketing, re-branding, through research-oriented physical improvements and reuse of underutilized space.

Every time we look at what the future brings in terms of acquisitions, we see a more and more competitive landscape. Nevertheless, our track record over the past year has shown that we've been able to find those unique opportunities to generate accretive results and to create enhancements in value that don't necessarily generate immediate earnings, but go to the long-term growth in consistent earnings and provide the solid underpinnings of our shareholders value.

One of the innovative things we did this quarter was to create a new logo and start doing business as Strategic Hotels and Resorts. We did this to emphasize to our shareholders that we are different. We are unique in our approach and we are active and involved. I encourage you to look at our new Web site - strategichotels.com - to get a sense of what this new logo means. Now, let me turn this discussion over to our Chief Financial Officer, Jim Mead.

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

Thank you, Laurence, and good morning. We had another strong quarter with gains in all of our key measures of profitability. Total RevPAR for our North American assets increased 14% driven by a non-rooms revenue growth of 13% and 14.6% growth in RevPAR. 3/4 of our RevPAR growth was rate-driven, so the impact margins and profits was extraordinary. In total, the strength of our portfolio performance offset any loss of income from our Hyatt Regency New Orleans property that was taken out of service at the end of August.

Year over year, our company EBITDA rose to $26.3 million ahead of guidance and almost doubled from $13.8 million last year at this time. FFO per share was $0.28 per fully converted share, a 65% increase from the $0.17 we reported last year. Let me give you a few examples of what happened over the quarter. Our properties with the best top-line performance included our InterContinental Miami with 46.7% total RevPAR growth; the Four Seasons Punta Mita at 37.4%; our Hilton Burbank Airport at 26.9%; and our Chicago InterContinental and Fairmont properties have strong double-digit growth as did our Loews Santa Monica Beach Hotel and Hyatt Regency La Jolla.

During the quarter, we were able to drive results through improvements in our rate. Our portfolio average rate increase was 9.5% and the largest component of this was increases in transient pricing. The story on occupancy is varied, but are indicative of what happened during the quarter. Occupancies in Chicago were above 80% and as a result, we elected to drive rates and hold occupancies flat to last year. Punta Mita used to have

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

an off season in the third quarter. No more. We improved occupancy there by 19.7%, while at the same time driving our rates by over 14%. InterContinental Miami benefited from the reopening earlier this year. The ballroom had new emphasis on group business and, as a result, we not only generated a 28% increase in occupancy, but also got a large boost in banquet and social revenues.

Our Hilton Burbank Airport Hotel picked up 25% in occupancy and drove a 10% rate increase as a result of business generated from the neighboring office center. We also had continuing improvements from our non-rooms component of revenues. I've just mentioned the InterContinental Miami's banquet revenue improvements. Additionally, our InterContinental Chicago, Hyatt Regency La Jolla, Hilton Burbank, Loews Santa Monica and Four Seasons Punta Mita all had strong double-digit non-rooms revenues growth. It came from a variety of sources including added food and beverage outlets, improved performance at our restaurants and our general success in encouraging incremental spending.

On the cost side, we are seeing little cost inflation and our flow-throughs were very strong with rooms flow-through at 88% and our food and beverage flow-through at 39%. Hourly rates and benefits were down approximately 6% over last year, reflecting the success of our ongoing labor management systems and we are not seeing many signs of increases in the near term. Our property level overhead expenses increased approximately 9.7% during the quarter, largely as a result of increased marketing expenses. Utilities increased 14% on a per available room basis.

In certain instances, we are seeing inflation and the cost of products and delivery. And we would anticipate that in upcoming quarters we'd begin to see more of this, reflecting the current reality of oil and gas prices. The Hyatt Regency New Orleans was taken out of service at the end of August. I'd like to take a few moments to first describe our insurance coverage and then the specific accounting treatment that we adopted for the property.

We have a very comprehensive blanket insurance program across all of our properties. We have a per loss limit of $350 million, a deductible for New Orleans that we've estimated to be approximately $11 million and both property and casualty and business interruption coverage. There is no set time limit on business interruption. Our profits on the hotel are protected from the date of the hurricane until one year after the property is rebuilt in a condition that is at least substantially the same as it was prior to the event.

We are actively managing the redevelopment planning and although our cost analysis is not yet complete, we believe that insurance will be largely sufficient to bring the property back into service in what would effectively be a new condition. From the accounting standpoint, the property was taken out of service and considered under redevelopment at the end of August. Until we arrive at a final settlement with the insurance companies, we are incurring revenues at the property and are carrying an insurance receivable on our balance sheet for an amount that offsets our continuing expenses at the property. In effect, the property will have zero EBITDA until the date of an insurance settlement.

When an insurance settlement is determined, we will book revenue reflective of our collection of business interruptions and book a gain at the extent that property and casualty recoveries exceed our carrying book value of the assets being replaced. In addition, we are capitalizing interest on the $94 million in secured property financing for the hotel, which is a rate of approximately $1.3 million a quarter. The company received an insurance advance of $10 million and we expect additional payments by the end of the year.

I started my comments by saying that, despite New Orleans, we had great results for the quarter. I'd like to quantify the differences for you in a very rough way. We ended up the third quarter with $26.3 million in adjusted EBITDA. The guidance we provided to the Street on our last call included approximately $2.2 million more for New Orleans during the quarter. Therefore, if New Orleans had produced according to budget, we would have been at $28.5 million as compared with $24.7 million at the midpoint of our guidance range.

Similarly, with the same adjustments and reversing capitalized interest, our FFO per share would have been approximately $0.32 in comparison to the $0.20 at the midpoint of our guidance range. We released guidance for the fourth quarter and full year. EBITDA guidance for the fourth quarter is between $24.3 and $25.9 million, FFO between $12.8 and $14.4 million and FFO per share between $0.24 and $0.27. The assumptions that go into this guidance include total RevPAR growth in the range of 5.5% to 7.5% and RevPAR growth in the range of 6.5% to 8.5%.

For the full year 2005, EBITDA guidance is between $113.7 and 115.2 million, FFO between $65 and $66.5 million and FFO per share between $1.45 and $1.49. Assumptions in this guidance include total RevPAR growth in the range of 9.0% to 9.5% and RevPAR growth in the range of 10% and 10.5%. At the risk of being overly analytical, I'd like to again give a benchmark to enable you to compare these results to our guidance we put out at the end of the second quarter. Our guidance for 2005 included our fourth quarter budgeted contribution for New Orleans of $5.9 million in EBITDA. If we adjusted full year EBITDA for the budgeted lost income during the third and fourth quarters, capitalized interest and tax implications, our full year 2005 FFO per share guidance would have been $1.59 in comparison with $1.47, which was the midpoint of the range that we provided last August.

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FINAL TRANSCRIPT

Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

We announced yesterday that we successfully refinanced nearly 2/3 of our outstanding debt. As we'd discussed in prior calls, one of our CMBS financings became pre-payable without penalty. So we took the opportunity to refinance that loan and to amend our line of credit simultaneously. I'd mentioned in prior calls that we were examining alternatives to the CMBS market. We did, but the CMBS markets have become more liquid and our ability to build into the structure flexibility that wasn't available even six months ago made a compelling argument to stay with CMBS. So we refinanced our existing $238 million loan with an inventive structure that provided an initial draw of $220 million and permits additional draws to a total financing of $350 million.

We also structured in release options and pre-programmed the facility for potential property improvements that we are contemplating. The result is that we lowered our pricing from LIBOR plus 141 basis points to LIBOR plus 85 basis points. We also replaced our credit facility, reducing the total capacity from $175 million to $125 million. In cutting the pricing to be on a grid based upon leverage, our initial interest rate is LIBOR plus 150 basis points in comparison to our previous pricing of LIBOR plus 295 basis points. The combination of improvements will produce at least $2 million of interest savings next year and we now have $255 million of availability in our CMBS and line of credit and approximately 80% of our outstanding debt is fixed rate or fixed through interest rate swaps.

I'll now turn the call back to Laurence for some closing remarks.

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

Thanks, Jim, and thank you for doing the work on closing yesterday's loan. It was a terrific job. This has been a very busy and successful quarter for our company and one that orders well for our future. Hurricane Katrina was indeed a tragedy and its impact on our hotel took up some of our management's time during this third quarter. Nonetheless, we've confidently searched for and will maximize the silver linings inherent in such situations and look forward to continuing to update you all as appropriate.

We continue to focus and follow our aggressive and disciplined approach to full real estate value maximization, in addition, of course, to our operation value-added services. We do this at each and every one of our hotels as a matter of routine. We know what we are and we know what we're not. We are very disciplined and focused hotel people, intent on maximizing the earnings from our hotels and increasing the underlying real estate value. Where we see opportunities for alternative or incremental value-driven uses, such as residential, we will always strive to find a way to benefit from these opportunities, without taking risks in matters where we don't have the expertise.

Our core business is and will remain hotels. Our principal, consistent and long-term focus is on sustainable earnings growth and maximizing the intrinsic value of our real estate opportunities. We continue to be very focused on maintaining and deserving our recognition as the leading value-added asset management organization in our industry.

Our human capital investment today is driving some values that don't generate current earnings. A critical mission of ours is to convert those values into future sustainable and consistent earnings growth opportunities, always underpinned by strong real estate values.

With construction costs rising as they are, we continue to carefully watch their impact on new supply. Year to date supply growth in our sector has been less than 1% with demand growth in the approximate 5% range. As I told you previously, it's the delta between these two that is the metric we carefully monitor. The 400 basis point spread has remained consistent and portends very well for our rate growth in the coming year. With that growth should come the intended margin expansion and thus, more profitability.

On the risk side for the immediate future, we continue to carefully watch the impact of increased energy costs on our direct and indirect costs at the hotel level and we're working very carefully with our operators to minimize issues that could potentially arise from potential labor and union activities during this coming year. Clearly, given the pressure on the insurance companies caused by this year's series of catastrophic events, we are aware of the likely risks of increased insurance costs during the second half of 2006.

However, let me end by stressing that we remain very optimistic about where our segment of the lodging industry is in the growth phase of this cycle. We are enthusiastic and excited about our prospects and look forward to a strong and improving fourth quarter and a very good 2006.

Now, if there are any questions, we'd be delighted to answer them.

QUESTION AND ANSWER

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FINAL TRANSCRIPT

Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

Operator

Thank you, sir. (Operator Instructions). Our first question comes from Bill Crow, Raymond James.

Bill Crow - Raymond James - Analyst

Good morning, guys. Great quarter. A couple of questions, more housekeeping in nature than anything else, but Jim, I think you mentioned that EBITDA recognition related to the New Orleans property, or the profits at least, affiliated with that property, it will be a lump-sum sort of arrangement? Or will you start to recognize some of that reimbursement over the course of next year? How should we think about that?

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

The profit component of business interruption insurance, we will not recognize that until it is actually received in a non-contingent insurance payment, meaning that an insurance payment that is a settlement of the business interruption claim. So what I would anticipate, Bill, is that -- and we hope not to far out in the future -- we have an insurance settlement and then we recognize through revenues the related business interruption profit portion.

Bill Crow - Raymond James - Analyst

But, for example, will you look at the fourth quarter and say, "Here's what it would have been?" and negotiate that as you and you get that payment? Or are we really talking about '07 before this thing gets wrapped up and you say, "Here's the settlement?"

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

I have to be deliberately vague on the timing. We can implement a number of strategies to accelerate or slow down the timing and the strategy on our end is to make sure that we get the right money to rebuild the hotel adequately. It may happen next year, it may not happen next year. I can't tell you right now. But the point of settlement is the event that triggers our ability to recognize profits.

Bill Crow - Raymond James - Analyst

Okay. And then turning to the Hotel Del JV, just for modeling purposes, you've given us the EBITDA for the property. What is the rate on the CMBS debt?

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

Well, it's a variable rate and it's, I'll just tell you it's below LIBOR plus 200.

Bill Crow - Raymond James - Analyst

And you talked about the fee. Any thoughts as to how we should model that into our numbers? The fee income is at -- any ballpark number going forward?

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

There are two components to the fee, Bill. Let me just say, we have several sets of fees -- asset management fee, development fees, financing fees, et cetera. The development fees are very simple, it's 2% of project cost. That's very easy for us to tell you.

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

The asset management fee is divided into a base and incentive fee. The incentive fee will mirror the same metrics that KSL will earn for their incentive fee for managing the hotel.

The base fee is 1% of revenue. It would be our goal to double that 1% in a short period in incentive fees. So the gross fees for the property eventually should be 2% of gross revenue. Initially, one should look at 1% for modeling purposes.

Bill Crow - Raymond James - Analyst

Great. And then one final question. It's so difficult because of your small portfolio and the changes that you have enacted to use any sort of same-store analysis when projecting RevPAR growth. Jim, is it possible to get kind of a nominal RevPAR number for the fourth quarter that you're looking at for the total portfolio? No, I'm saying, because you're adding these--

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

It is, and it's a good question, and I don't have one prepared for you. And as I understand it, you're talking about inclusion of the acquisition properties in a RevPAR growth, right?

Bill Crow - Raymond James - Analyst

Well, that's exactly right. Just trying to -- you're selling off the suburban assets, you're buying the urban assets. Your nominal RevPAR, $200 a room, or whatever the number is, is going to be jumping more dramatically than any sort of same-store number would indicate. Just for modeling purposes, it would be nice to get a good run rate on what that RevPAR or the average daily rate would be at your current portfolio.

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

I'm not going to be able to give the answer at this point, but I will tell you that this quarter, the delta between total North American and same store was about 1.5% and I would guess that the same delta would go on next quarter, Bill.

Bill Crow - Raymond James - Analyst

All right. I'll see you before(ph). Thank you, guys.

Operator

Our next question comes from Jeff Donnelly, Wachovia Securities.

Jeff Donnelly - Wachovia Securities - Analyst

Good morning, guys. Actually, a couple of questions. Jim, I guess if I could try to put a finer point on Bill's first question, I guess from our standpoint, would you recommend then, stripping New Orleans out of our '06 and '07 earnings models? Because it sounds like you're not going to be accruing anything into your projections for New Orleans.

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

This is the way I look at the valuation and let me just give you my simplified view of the world -- I know you guys are much more sophisticated than me -- but the way I look at it is, there is EBITDA from the portfolio excluding New Orleans and however you put a multiple on that, that's one value. And then you've got to look at New Orleans as a separate value and add that to the portfolio.

Now I don't know how you want to value New Orleans, but the way I look at it is, we're going to have a new hotel, early 2007 -- mid 2007 we'll have a brand new hotel in the New Orleans market. It will be the same 1,184 rooms and however you want to put a value on that piece. But that's

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

the way I would look at it so I think the answer is, I would strip out New Orleans. And that's the way we're going to be reporting it, honestly, is we're going to be reporting it without New Orleans.

Jeff Donnelly - Wachovia Securities - Analyst

Okay, that's helpful. And then, what are the odds, I guess, that property maybe even stays closed through much of 2007?

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

Could you say that again, Jeff, it's Laurence.

Jeff Donnelly - Wachovia Securities - Analyst

I said what are the odds that the hotel in New Orleans stays closed through much of 2007.

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

Jeff, perhaps I could answer it and elaborate on what we said. There were several factors going in here. We are very concerned. Our hotel is such a significant asset and so prominent. We're very concerned that we plan our reinstatement to this property in conjunction with federal works that need to be undertaken for the reinstatement of the levees, for example. There's a lot of work that needs to be done there.

We are moving with expedition in planning the hotel in a very thoughtful modulated manner. We have got 1,184 rooms. This isn't a small hotel that if we can just take casual labor used in rebuilding the city. So we want to make sure that there are bookings -- while we are modulating it with the levies we're also modulating with bookings coming through the visitor and convention center. So I think it is likely that you would look for a, for modeling purposes, of the mid-year 2007 with relative safety. I think it would be a stretch for us if we started today to have that in full-service by January 1, 2007.

Jeff Donnelly - Wachovia Securities - Analyst

Okay, and then one final question before I move on is, I can appreciate you guys don't want to be pinned down on your expectations to repair costs at this juncture for a variety of reasons. But is there a threshold you'd be surprised to see? Such as, you'd be surprised at this point if costs weren't higher than some metric, $125,000 a key or something of that ilk? Or is it just too difficult to say right now?

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

Jeff, it's such a complicated issue that it goes to existing codes, new codes, instructions we're hearing from the city planners and the authorities on what they want and what they don't want. So we've got two things happening.

This is such a complex hotel. So much activity occurred -- negative activity occurred that we are having to go through it almost inch-by-inch and piece-by-piece. So we haven't completed our damage assessment and while we are doing that we're still trying to look in component reassessment costs. So I'd say we are a few weeks or a month or so away from being able to come back to you with any range of numbers that I would be comfortable in letting you have.

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

Jeff, let me just say, we are very comfortable that we will not exceed our aggregate insurance limit.

Jeff Donnelly - Wachovia Securities - Analyst

Okay. If I heard you clearly I think earlier, you're not required to rebuild?

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

Well, you're asking a very legal, technical question and I don't think we're ready --

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

Jeff, I think it's inappropriate for us to discuss this on the call today.

Jeff Donnelly - Wachovia Securities - Analyst

Okay. And then I just have two other questions. At the Del, Laurence, of the 144 rooms, you mentioned entitled today, and is there any flexibility over that entitlement to change the use? The condos or the fractional of this product without having to go back and get new entitlements?

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

Jeff, the answer is, the hotel is entitled for 144 rooms and we're actually very excited about the 144 rooms. There is, of course, given the good relationships that Del has within the local community, there is always the opportunity to go back and see whether administratively or non-administratively, one can change the use, based on the success which we're already beginning to see, of the sales of these 35 units. All of these are the things we evaluate jointly with KKR and KSL and obviously we're looking at them as we measure the success of the existing product -- new product coming into our market.

Jeff Donnelly - Wachovia Securities - Analyst

And then last question was, product was a bit stronger than I expected. Can you talk about maybe your expectations for that market in '06 and just kind of generally about the trend in hotel values in Europe?

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

Well, I don't think I want to talk about the trend in hotel values because that's kind of meaning of life. They've remained incredibly strong in general. As far as Prague is concerned, there's been several sales in Prague on hotel values which are surprising to us and happily surprising, how much they were on cap rates. They've narrowed the type of activity we're seeing here. For us, '06 looks very strong in Prague. It looks strong because Prague is not only a solid tourist destination, but it's also coming back as a European regional meetings destination.

We are looking at, and have worked with InterContinental very closely, in a plan to potentially add or even double the size our meeting space of this hotel in the context of a ground-floor repositioning. So the future prospects of Prague for this hotel are good.

Let me just make sure everybody understands. This is the very best location in the city of Prague, one of Europe's best tourist destinations. There is no better location and we have been working with InterContinental on a very thoughtful plan to reposition this hotel uniquely so that it doesn't only depend on the Prague market, but becomes a leading meetings hotel in the entire European region.

Jeff Donnelly - Wachovia Securities - Analyst

Great. Thank you, guys.

Operator

(Operator Instructions). We'll go next to Will Marks, JMP Securities.

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

Will Marks - JMP Securities - Analyst

Hi you, guys. Hello, Laurence and Jim. A couple of quick things.

One, can you confirm on the hotel Del, so the profits will run through a minority interest line?

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

Yes, that's right. Yes.

Will Marks - JMP Securities - Analyst

Okay. And the asset management fees that will be in the regular revenue line?

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

I'm sorry. It runs through an equity in earnings line.

Will Marks - JMP Securities - Analyst

Oh, right, right. And then the asset management fees will be in the regular revenue line, right? Or they will not be in that line, right?

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

They will not be in the revenue line. No. They'll be in a similar line to the equity in earnings.

Will Marks - JMP Securities - Analyst

Oh, they will? Okay.

And then, I know we just talked a lot about New Orleans and maybe I missed something, but have you given any number in terms of replacement costs, what it would cost to build that hotel from scratch today?

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

No. We haven't given a number on that. I think the best analogy, perhaps, would be to look at the cost -- the only example I could do, and I don't have the numbers at my fingertips, the city of Denver is building a new Hyatt Regency which is about to open in downtown. I don't know that number to my fingertips, but that would probably be the best analogy. We haven't looked at that because it's not something we contemplated. We've got our hands full trying to maximize the value of the money we spend on repositioning the hotel and replacing it.

Will Marks - JMP Securities - Analyst

And what approximately was that property on track to do in EBITDA this year?

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

This year in aggregate, in total, hang on one second.

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

We'll come back on that one.

Will Marks - JMP Securities - Analyst

Okay. As you're looking, the - a couple of other quick things. What would you say your dry powder is right now in terms of make acquisitions?

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

I'm sorry, Will. I think we'll come back to you offline on that, but we could have expected approximately an $18 to $20 million EBITDA generation from New Orleans.

Will Marks - JMP Securities - Analyst

Okay, and then on just dry powder, if you can address that phrase, what would you say you have available to make further acquisitions?

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

Well, we have $255 million of unused capacity. And I don't want to lead anyone to believe that we would extend our balance sheet this far, but you saw the leverage on the Del. Capacity is out there to do anything and a lot of things that probably companies should not do today. So the Del is going to be leveraged 80% under LIBOR plus 200 financing. I would say that we are definitely not capital constrained, but we are common sense constrained.

Will Marks - JMP Securities - Analyst

Okay. And just one final question. Laurence, you talk a lot about the stuff that isn't generating income today. And can you just -- I don't know if you can quantify at all, not things that you haven't broken down on, but in terms of what you have under construction right now that isn't generating any EBITDA. How much on the debt side of the balance sheet is that today?

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

Very little. The answer is very little. We have some under-construction as you've heard in Punta Mita and that's really the largest piece of anything we have that's not very much money at all.

Will Marks - JMP Securities - Analyst

Okay, perfect. Thanks, Jim. Thanks, Laurence.

Jim Mead - Strategic Hotel Capital, Inc. - EVP and CFO

And the answer, by the way, to New Orleans, was $18.5 million this year.

Will Marks - JMP Securities - Analyst

Okay, perfect.

Operator

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Nov. 10. 2005 / 10:00AM, SLH - Q3 2005 STRATEGIC HOTEL CAP INC Earnings Conference Call

(Operator Instructions). And at this time we have no other questions standing by. I'd like to turn the call back over to Mr. Geller for any additional or closing remarks.

Laurence Geller - Strategic Hotel Capital - Chief Executive Officer and President

Again, thank you all for spending the time. We've gone on fairly long today, but I thought it was important that we tell you as much news as we had because it's been a busy year and a very busy quarter.

I can't tell you how enthusiastic we are about what we see out there and the markets are looking good for us all, but particularly in the segment with which we operate and we intend to maximize the benefit from the strength in the market.

So, thank you all. I hope you all have a wonderful Thanksgiving period, and we look forward to seeing you individually over time and to the next quarter's call. Thank you again.

Operator

Once again, ladies and gentlemen, that does conclude today's conference. You may now disconnect.

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